[DESCRIPTION]  FORM 8-K


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				UNITED STATES
		      SECURITIES AND EXCHANGE COMMISSION

			   Washington, D.C.  20549

				   FORM 8-K

				CURRENT REPORT

		      Pursuant to Section 13 or 15(d)
		  of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): August 29, 1997


			  MICROS-TO-MAINFRAMES, INC.
	     (Exact name of registrant as specified in its charter)


     New York                         022122                13-3354896

  (State or Other Jurisdiction (Commission File Number) (IRS Employer Ident.
      of Incorporation)                                   Number)


		 614 Corporate Way, Valley Cottage, New York 10989
		  (Address of Principal Executive Offices)  (Zip Code)


				  (914) 268-5000
		  Registrant's telephone number, including area code


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Item 1.  Change of Control

	On August 29, 1997, MICROS-TO-MAINFRAMES, INC., a New York corporation (the "Registrant"), entered into an Agreement and Plan of Merger (the
"Merger Agreement") with BTG, Inc., a Virginia corporation ("BTG"), and BTG Merger Sub, Inc., a wholly owned subsidiary of BTG, pursuant to which the Registrant will be acquired by BTG and become a wholly-owned subsidiary of BTG (the "Merger").

	Subject to certain adjustments described below, the Merger Agreement provides for merger consideration of $5.62 per share payable by BTG to the Registrant's stockholders for each of their shares of Registrant's common stock. The aggregate amount of the merger consideration is approximately $25 million, payable 50% in cash and 50% in BTG common stock, for a per share payment of $2.81 in cash and $2.81 worth of BTG common stock. Such per share amount and the mix of stock and cash are subject to adjustments depending on the average closing price of BTG's stock over a period of 20 consecutive trading days ending seven days prior to Registrant's stockholders' meeting to approve the Merger.

	Under certain circumstances the per share consideration is adjusted such that BTG will pay more than $5.62 per share if the BTG average closing price is above $18 and less if the BTG average closing price is below $12.50. Between $18 and $26, the aggregate merger consideration payable to the Registrant's stockholders is increased by $143,000 in cash for each $1 the BTG stock price is above $18 up to $26. If the BTG average closing price is between $10.50 and $12.50, the number of shares of BTG stock is increased by an amount which, when added to the amount of cash, results in a gradual reduction of the price per share to $5.50 at a BTG average closing price of $10.50. If the average BTG closing price is $10.50 or below, Registrant has the right to terminate the Merger Agreement. If Registrant does not terminate the Merger Agreement, the per share consideration is fixed at $3.41 in cash and approximately 0.2 share of BTG common stock unless Registrant elects to reduce the cash consideration further in order for the Merger to constitute a reorganization for federal income tax purposes.

	The mix of cash and stock is subject to adjustment at both the high and low ends of the range of the average BTG closing price. Above $26, Registrant has the right to elect that the entire merger consideration be payable in cash, and, if such election is not made, the aggregate number of shares of BTG stock is fixed at 500,000 and the difference is paid in cash.
 Between $12.50 and $16, the aggregate number of shares of BTG stock is fixed and the percentage amount of cash comprising the per share amount is increased to make up the difference. In all situations the amount of BTG stock issued to the Registrant's stockholders is capped at 950,000 and the total merger consideration is capped at $27,860,833.

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	At the effective time of the Merger, all outstanding  options to purchase shares of the Registrant's Common Stock granted under the Registrant's 1993 Employee Stock Option Plan, whether or not exercisable, terminate pursuant to the terms of said plan. Immediately prior to the effective time of the Merger the Registrant will pay to each holder who has not exercised his option, an amount of cash set forth on a schedule to the Merger Agreement.

	Each option granted under the Registrant's 1996 Stock Option Plan will be converted into the right to receive at closing approximately one-half of the economic value of such option in cash and an option to acquire BTG stock equal to approximately one-half of the economic value of such option.

	Consummation of the Merger is subject to the satisfaction of certain conditions, including but not limited to approval of the Merger by Registrant's shareholders and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

       Virginia-based BTG specializes in systems engineering, integration and network systems, internet/intranet access and services, community networks, custom computer assembly, and the reselling of hardware, software and services. BTG reported $400 million in revenue for its 1997 fiscal year, which ended March 31, 1997, and has over 1,600 employees working throughout the United States and overseas.

   (c) Exhibits.

   2.1 Agreement and Plan of Merger dated as of August 29, 1997 by and among the Registrant, BTG and Merger Sub.

   2.2 List of Exhibits to Agreement and Plan of Merger dated as of August 29, 1997 by and among the Registrant, BTG and Merger Sub. Actual exhibits are available upon request.

   2.3. List of Schedules to Agreement and Plan of Merger dated as of August 29, 1997 by and among the Registrant, BTG and Merger Sub. Actual schedules are available upon request.

  99.1  Press Release of Registrant dated September 2, 1997.


			       SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


					 MICROS-TO-MAINFRAMES,INC.
					  (Registrant)



Date: September 12, 1997              By:/s/ Steven H. Rothman

					      Steven H. Rothman
					      CEO and President

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			   EXHIBIT INDEX

Exhibit No.                Description



     2.1 Agreement and Plan of Merger dated as of August 29 ,1997 by and among the Registrant, BTG and Merger
	     Sub. [w/o schedules]

     2.2 List of Exhibits to Agreement and Plan of Merger dated as of August 29, 1997 by and among the Registrant, BTG and Merger Sub. Actual exhibits are available upon request.

     2.3 List of Schedules to Agreement and Plan of Merger dated as of August 29, 1997 by and among the Registrant, BTG and Merger Sub. Actual schedules are available upon request.

     99.1    Press Release of Registrant dated September 2, 1997

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